Exhibit 10.1

SEA FORREST INTERNATIONAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 21, 2025, by and between Sea Forrest International Ltd (the “Company”) and George Lee Sze Min (the “Executive”).

WHEREAS, the Executive will be the Chief Executive Officer (“CEO”) of the Company as of the date of the listing of the Company on Nasdaq Capital Market (the “Commencement Date”).

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company during the period beginning on the date hereof and ending as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as the Company’s CEO, upon the terms and subject to the conditions set forth in this Agreement. The initial term of the CEO’s employment shall be five (5) years from the Commencement Date, unless earlier terminated in accordance with this Agreement. Upon such termination, the Company shall be bound by Article 3 in this Agreement to the payment of a Severance Benefits package to the Executive. This term may be renewed upon mutual agreement of the parties, provided that either party gives the other not less than six (6) months’ prior notice of its intention whether to renew the Employment Period. The period during which Executive is employed by the Company is referred to herein as the “Employment Period”. The effective date on which the Executive’s Employment Period is terminated in accordance with this Agreement is referred to herein as the “Termination Date”.

1.3 Position and Duties.

1.3.1 During the Employment Period, Executive shall serve as the Company’s CEO and shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, subject to the ability of the Company’s Board of Directors or its designee (collectively, the “Board”) and, upon its constitution, the compensation committee of the Board (“Compensation Committee”) to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

1.3.2 Executive shall report directly to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries, whether currently existing or hereafter acquired or formed and including any predecessor of any such entity (collectively, the “SFI”). Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner, and shall not be required to carry out any instruction or directions from the Board that, in his reasonable and good faith judgment, would contravene applicable laws or fiduciary duties. In such cases, the Executive shall not be deemed to have failed to properly perform his duties by reason of declining to follow such instructions, provided he has acted in good faith and with reasonable professional judgment.

1.3.3 The Company agrees that the Executive shall be indemnified and held harmless to the fullest extent permitted by law against any claim, liability or cost (including legal fees) arising from refusal to implement or carry out instructions taken in good faith and with reasonable professional judgment. In addition, the Company agrees to obtain and maintain, at its own cost and expense, Directors’ and Officers’ liability Insurance (“D&O Insurance”) that provides coverage for the Executive in respect of acts or omissions in the course of performing duties on behalf of the Company.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. During the Employment Period, Executive’s base salary shall be an annual compensation of United States dollars : Three hundred and sixty thousand (“the Annual Base Salary of USD 360,000.00”) only , which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.

2.2 Bonus. After each fiscal year during the Employment Period, Executive shall be eligible to receive a cash bonus for such fiscal year (a “Bonus”), based on a target percent of Executive’s then-current Base Salary (“Target Bonus”). Whether a Bonus for any fiscal year is paid and, if so, the amount of the Bonus, shall be determined by the Board and the Compensation Committee, based on criteria established by the Board and the Compensation Committee, including, if the Board and the Compensation Committee so determines, the achievement of budgetary and other Company- or Executive-specific performance objectives set by the Board and the Compensation Committee for such fiscal year. Except as otherwise expressly provided in Article 3, to be entitled to receive payment of any Bonus, Executive must be employed by the Company on the date such Bonus is distributed to receive such Bonus.

2.3 Benefits. During the Employment Period, Executive shall continue to be entitled to participate in the Company’s standard employee benefit programs for which executives of the Company are generally eligible, including, insurance and health benefits and the Company’s equity incentive plan (collectively, “Benefits”). Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by this Agreement.

2.4 Annual Leave. The Executive shall be granted twenty eight (28) working days paid annual leave. In accordance with the applicable laws, the Executive will be entitled to other statutory leave including but not limited to paternity leave.

2.5 Medical Leave.

2.5.1 For the purposes of this Article 2.5, the following words have the following meanings:-

2.5.1.1 “Sick Leave” means paid sick leave, as may be certified by the medical practitioner or medical officer, but does not include Hospitalisation Leave;

2.5.1.2 “Hospitalisation Leave” means paid sick leave, as may be certified by the medical practitioner or medical officer in the event the Executive is hospitalised, or if the Executive is certified to be ill enough to require hospitalisation, or if the Executive is certified to require rest or further medical treatment upon his discharge from the hospital; and

2.5.2 The Executive is entitled to fourteen (14) days of Sick Leave per calendar year (continuous or interrupted) in aggregate.

2.5.3 Subject to Article 2.5.2, the Executive shall also be entitled to sixty (60) days of Hospitalisation Leave per calendar year (continuous or interrupted) in aggregate, less than the Sick Leave taken under Article 2.5.2.

2.6 Reimbursement for Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable, necessary, and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time.

2.7 Withholding. The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required or permitted pursuant to any law or governmental regulation or ruling.

2.8 Clawback. The Executive acknowledges and agrees that all Incentive Compensation (as defined in the Company’s Executive Compensation Recovery Policy (the “Clawback Policy”), as may be amended from time to time) shall be subject to recovery, forfeiture, or cancellation pursuant to such Clawback Policy, including as required by any applicable laws, rules, regulations, or listing standards. The Executive further agrees to promptly repay or return any such amounts as determined in accordance with such Clawback Policy.

2.9 Compensation Committee Approval. All elements of the Executive’s compensation, including, without limitation, Base Salary, any cash bonus or incentive compensation, any equity-based awards or grants under the Company’s equity incentive plans, and any severance or other post-termination benefits, shall be subject to the review and approval of the Company’s Compensation Committee, in accordance with applicable Nasdaq rules and corporate governance requirements and the Compensation Committee charter, as may be amended from time to time.

ARTICLE 3

EARLY TERMINATION OF EMPLOYMENT PERIOD

3.1 General. The rights of Executive upon termination will be governed by this Article 3.

3.2 Definitions. For purposes of this Article 3, the words and phrases below have the following definitions:

3.2.1 Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a charge of any crime involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty, or moral turpitude; or (b) on any felony or misdemeanor charge; (ii) any act or omission by Executive involving dishonesty, disloyalty, or fraud with respect to any of the SFI; (iii) Executive’s breach of fiduciary duty to any of the SFI; (iv) Executive’s substantial, willful, or repeated disregard of the lawful and reasonable directives of the Board or the Compensation Committee clearly communicated in writing to Executive, provided that if such disregard is capable of remedy Executive shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (v) a breach by Executive of any non-solicitation or other restrictive covenant set forth in any agreement between Executive and any of the SFI, including any covenant in Article 4 hereof, provided that if such breach is capable of remedy, Executive shall have thirty (30) days from receipt of written notification of such disregard by the Company in which to remedy such disregard; (vi) Executive’s gross negligence or willful misconduct with respect to any of the SFI or its customers, clients, contractors, and/or vendors; (vii) the coming into effect of an order, ruling, or determination by a government body, court, or self-regulatory organization that imposes a bar or disqualification on Executive from employment with the Company (either permanently or for a period exceeding one hundred eighty (180) days); (viii) violation of the Company’s policies against unlawful discrimination and harassment; (ix) Executive’s repeated alcohol or substance abuse while performing services for the Company; or (x) abandonment or gross dereliction of Executive’s work duties.

3.2.2 Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, or; (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from the Company or its shareholders a majority of the voting power of the outstanding capital stock or other ownership interest in the Company. With respect to Article 3.2.2 only, the term “Company” includes any parent entity having at least 50% ownership of the Company employing Executive.

3.2.3 Good Reason. For purposes of this Agreement and subject to Article 3.3.4, “Good Reason” shall mean, without the Executive’s written consent, where applicable, any of the following: (i) a material diminution in Executive’s base compensation unless the Base Salary of a majority of other employees at the same level as Executive is also proportionately reduced; (ii) a change in the geographic location to greater than fifty (50) miles at which Executive must perform the services; (iii) a material diminution in Executive’s duties, authority, responsibilities, or reporting relationships; (iv) the failure of the Company to continue Executive in the position of CEO; (v) a significant change in the nature or scope of the Company’s business, strategic direction, or principal lines of business as described in the Company’s prospectus for its initial public offering, including the cessation or substantial curtailment of a material portion of such business; (vi) the Executive’s inability, as determined by a qualified medical professional, to perform the essential functions of his position due to a serious health condition or (vii) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

3.2.4 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean either: a termination by the Company without Cause or a termination by the Executive for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination if Executive is offered substantially equivalent employment and total compensation with the purchaser in a Change in Control, with another entity whose ownership has changed as a result of a Change in Control, or with any other entity created in connection with a Change in Control, in each case regardless of their beneficial ownership. In no event shall expiration of the Employment Period on account of nonrenewal by either party constitute an Involuntary Termination.

3.3 Involuntary Termination.

3.3.1 Involuntary Termination After Change in Control. If, prior to the expiration of the Employment Period and within twelve (12) months following a Change in Control, Executive is subject to an Involuntary Termination (as defined in Article 3.2.4), then the Company will, subject to the approval of the Compensation Committee, pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits will consist of (i) a payment (less applicable withholdings and deductions) equivalent to United States Dollars : Two Million only (“USD 2,000,000.00”), payable as a single lump sum within 7 days of Executive’s termination of employment; (ii) the greater of 150% of the Executive’s (a) Target Bonus or (b) most recent actual bonus payout payable as a single lump sum within 7 days of the termination of Executive’s employment; and (iii) Acceleration of vesting of one hundred percent (100%) of Executive’s unvested equity award compensation under any equity incentive plan maintained by Company, to the extent permitted by such plan and by applicable laws.

3.3.2 Involuntary Termination — No Change in Control. If, prior to the expiration of the Employment Period, no Change in Control has occurred, and Executive is subject to an Involuntary Termination (as defined in Article 3.2.4), then the Company will, subject to the approval of the Compensation Committee, pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits will consist of: (i) a payment (less applicable withholdings and deductions) equivalent to United States Dollars : Two Million only (“USD 2,000,000.00”), payable as a single lump sum within seven (7) days of the termination of Executive’s employment; and (ii) the pro-rated amount of the bonus the Executive would have received had the Executive remained employed through the calendar year, to be determined at the Company’s sole discretion based on the Executive’s performance and payable as a single lump sum within seven (7) days of Executive’s termination of employment.

The use of the term “Cause” in this Section 3.3 in no way limits the right of the Company to terminate Executive’s employment pursuant to the provisions of this Article 3. The Company must notify the Executive, in writing, that the Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that the Company believes constitute Cause in which case the Severance Benefit shall not be due and payable.

3.4 Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid Base Salary due for periods prior to the Termination Date, and; (ii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company; and any severance benefits due and payable pursuant to clause 3.3 and 3.4 prior to the Termination Date. These payments will be made promptly upon the Termination Date and within the period of time mandated by law, subject to provisions set forth herein.

3.5 Payment to Beneficiary. In the event the Executive’s employment terminates due to the Executive’s death, or the Executive dies following an Involuntary Termination but prior to the full payment of any amounts due under this Article 3, all such amounts that would otherwise have been payable to the Executive shall be paid to the Executive’s surviving designated beneficiary, or if none has been designated, to the Executive’s estate, in accordance with the timing and form of payment set forth herein.

ARTICLE 4

CONFIDENTIAL INFORMATION, PRIOR EMPLOYMENT AGREEMENTS, NON-SOLICITATION, PROPRIETARY RIGHTS, AND TRADE SECRETS

4.1 Confidential Information. Executive acknowledges that the information, observations, and data obtained by him while employed by the Company concerning the business or affairs of the SFI (collectively “Confidential Information”) are the property of the Company. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purpose any Confidential Information without the prior written consent of the Board and the Compensation Committee other than in a good faith effort to promote the interests of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Board or the Compensation Committee may request, all memoranda, notes, plans, records, reports, computer files, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and/or the business of the SFI which he may then possess or have under his control.

4.2 Proprietary Rights, Assignment.

4.2.1 Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any SFI actual or anticipated business, research and development, or existing or future products or services, real estate strategies, or expansion plans, and which are conceived, developed, or made by Executive while employed by the Company belong to the Company.

4.2.2 In the event that the Company undertakes a rebranding exercise, whether during or after the Executive’s tenure as CEO, and the Company no longer uses the “Sea Forrest” name, logo, or associated trademark(s) (collectively, the “Sea Forrest Marks”) in the ordinary course of its business, the Company shall, upon the Executive’s written request and subject to the approval of the audit committee of the board, upon its constitution (“Audit Committee”), in accordance with any related party transaction policies of the Company and applicable laws, rules, regulations, or listing standards, assign and transfer all rights, title, and interest in and to the Sea Forrest Marks to the Executive for a nominal consideration of United States Dollars : One Hundred (“USD 100.00”). The Company shall execute all documents and take such actions as may reasonably be required to give effect to such transfer promptly and at no additional cost to the Executive.

4.3 Prior Employment Agreements. Executive represents and warrants to the Company that Executive is not subject to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company (or any other SFI Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any SFI Company or the services rendered by the Executive under this Agreement.

4.4 Non-Solicitation.

4.4.1 Executive acknowledges that in the course of his employment with the Company, he will become familiar with the Company’s Trade Secrets (defined below) and/or Confidential Information concerning the Company and that his services shall be of special, unique, and extraordinary value to the Company. “Trade Secrets” includes commercially valuable information which is not generally known to the public or within the consumer lending field.

4.4.2 Executive shall not use any Trade Secrets and/or Confidential Information belonging to any other employer during employment with the Company. Executive shall also not bring any documents from any prior employer to the Company, including any memorialization of information that includes Trade Secrets and/or Confidential Information belonging to any prior employer. The word “document” means not only a physical piece of paper, but also includes electronic disks, hard drives, “flash” or “thumb” drives, emails or email attachments, or any other storage device or medium.

4.4.3 Executive agrees that for a period of six (6) months following the Termination Date, Executive will not directly or indirectly recruit or solicit any employee, or independent contractor of the Company or encourage any employee or independent contractor of the Company to leave the Company’s employ or engagement, as the case may be. The parties agree that an advertisement of general solicitation to the general public does not violate this Article 4.4.3.

4.4.4 If, at the time of enforcement of this Article 4, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law.

4.5 Continuity of Client Commitment.

In the event of the Executive’s cessation of employment for any reason, the Company agrees that, unless otherwise directed by the client, it shall continue to fulfill all obligations under existing client contracts in good faith and to the fullest extent required under such agreements. The Company shall ensure that such clients receive ongoing service, support, and attention reasonably consistent with the standard and level provided during the Executive’s tenure.

4.6 Right of First Refusal on Business Divestiture.

In the event that, during the term of the Executive’s tenure, any part or division of the business of the Company is to be closed down or sold, subject to the approval of the Audit Committee, in accordance with any related party transaction policies of the Company and applicable laws, rules, regulations, or listing standards, the Executive shall have the right of first refusal to purchase such part or division of the business. The purchase price for such purchase shall be calculated based on the original acquisition value of the business segment multiplied by a percentage reflecting the increase in revenue of that segment since such acquisition (the “Purchase Price”). The Executive shall be provided with three (3) months prior written notice of the Company’s intent to close or sell such part or division, along with all relevant financial information necessary to calculate the Purchase Price. The Executive shall have sixty (60) days from receipt of such notice to exercise this right of first refusal by delivering written notice to the Company. Failure to exercise this right within the specified period shall constitute a waiver thereof, and the Company shall be free to sell or close such part or division provided that in the event of a sale, such sale should be at a price no more favourable than the Purchase Price.

ARTICLE 5

GENERAL PROVISIONS

5.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified, or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized character, in each case to the applicable address set forth below, and any such notice is deemed effectively given with received by the recipient (or if receipt is refused by the recipient, when so refused).

If to the Company:

Sea Forrest International Ltd

Attn:

If to Executive:

At the most recent address for Executive on file at the Company.

5.2 Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of Singapore, without reference to its principles of conflict of laws.

5.3 Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Singapore, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than Singapore.

5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements, or representations between the parties, written or oral, which may have related to the subject matter hereof in any way. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein.

5.5 Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs, and assigns.

5.6 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time only by written agreement between the Company and Executive.

5.7 Counterparts; Facsimile Signature. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile or electronic signature and the other parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

5.8 Headings; Interpretation; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term “including”, as used herein, shall mean including without limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

5.9 No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

5.10 Severability. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.11 Arbitration. Executive and the Company agree that they will resolve all matters in dispute between them, by binding arbitration, under the rules of the Singapore International Arbitration Center (“SIAC”). This agreement to arbitrate is a condition of Executive’s employment with the Company. This means that both Executive and the Company waive any right to have any disputes resolved in a court of law by a judge or jury, as arbitration is the exclusive forum for any claims against each other. Claims that must be arbitrated include, but are not limited to, those arising from Executive’s employment with, or termination from the Company, any claims for wages, compensation or Severance Benefits, for wrongful or constructive discharge, torts, or violations of Singapore laws.

5.12 Survival. The rights and obligations of Executive and the Company set forth in Article 1.2, Article 4 of this Agreement, (including Articles 4.1, 4.2, 4.3, 4.4, and 4.5) will survive both the Employment Period and the expiration of this Agreement, and are intended to apply without regard to any specific duration.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

SEA FORREST INTERNATIONAL LTD

/s/ Edmund Chan
Edmund Chan
Chief Financial Officer

“EXECUTIVE”

/s/ George Lee Sze Min
George Lee Sze Min